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                                                                   EXHIBIT 10.58

                               SERVICES AGREEMENT


         THIS SERVICES AGREEMENT (this "Agreement") dated March 17, 2000, is entered into by and among TNGC Holdings Corporation, a Delaware corporation ("TNGC"), and TransTexas Gas Corporation, a Delaware corporation ("TransTexas"). TNGC and its affiliates, including, without limitation, TransAmerican Natural Gas Corporation ("TransAmerican"), are referred to in this Agreement as the "Services Buyers."

         The Services Buyers wish to retain TransTexas to render the services described in Section 1.1 hereof, and TransTexas wishes to provide such services, pursuant to the terms and conditions stated herein.

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

                                       I.
                                    SERVICES

         1.1 Services. Subject to the terms and provisions set forth in this Agreement, TransTexas shall, at a Services Buyer's request, provide to such Services Buyer administrative, legal, accounting (including accounts payable and accounts receivable), purchasing, treasury, tax, risk management, information systems, human resources and employee benefits services (the "Services").

         1.2 Personnel Matters. Without limiting the generality of Section 1.1 of this Agreement, TransTexas shall provide all labor and administrative, supervisory and other personnel necessary to perform the Services; provided that TransTexas shall have the right to use independent contractors (at its own expense unless the prior written approval of the Services Buyers has been obtained) in performing such Services as it may deem advisable in its reasonable judgment.

         1.3 Independent Contractor Status. TransTexas shall perform the Services as an independent contractor. The number of employees, the selection and retention of such employees, the hours of labor and the compensation for services to be paid to any and all such employees of TransTexas shall be determined by TransTexas. A supervisor, manager or officer of TransTexas with whom the Services Buyers may consult concerning the Services shall be available to the Services Buyers at all reasonable times. None of the employees, agents, contractors and subcontractors hired by TransTexas to perform services hereunder shall be deemed to be the employees, agents, contractors and subcontractors of the relevant Services Buyer unless separately contracted by the relevant Services Buyer.


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         1.4 Necessary Information. The Services Buyers shall furnish to
TransTexas all information, programs, know-how, methods or methodology within the Services Buyers' control as may be necessary or appropriate for the performance of the Services by TransTexas.

         1.5 Waiver of Conflicts in Providing Legal Services.

         Each of the parties acknowledges that the provision of legal services hereunder by lawyers of TransTexas' Legal Department may result in conflicts of interest between one or more of the Services Buyers and TransTexas and its affiliates (the "TransTexas Group"). The parties agree that such lawyers will not represent any of the Services Buyers in any matter in which their interests are opposed to the interests of one or more members of the TransTexas Group. However, it is agreed that such lawyers may represent one or more members of the TransTexas Group and at the same time provide legal services to one or more of the Services Buyers in connection with unrelated matters.

         Rule 1.06 of the Texas Disciplinary Rules of Professional Conduct (the "Rules"), by which Texas lawyers are governed, allows for multiple representation in the circumstances described above if (i) the lawyer reasonably believes that the representation of each client will not be materially affected and (ii) each potentially affected client consents to such representation after full disclosure of the existence, nature, implications and possible adverse consequences of the common representation and the advantages involved, if any.

         Some of the potential adverse consequences of representation of both one or more members of the TransTexas Group and one or more of the Services Buyers in unrelated matters at the same time are as follows:

         (a) A lawyer representing a member of the TransTexas Group against a Services Buyer might have feelings of divided loyalty, and as a result might give preference to the interests of one client over those of the other client.

         (b) A lawyer might have to withdraw from representation if an unwaivable conflict appears.

         (c) A lawyer representing a Services Buyer might fail to recognize a viable claim by such Services Buyer against a member of the TransTexas Group because of such lawyer's relationship with TransTexas and representation of members of the TransTexas Group in unrelated matters. Conversely, a lawyer representing a member of the TransTexas Group might fail to recognize a viable claim by such member of the TransTexas Group against a Services Buyer, for the reasons stated in Paragraph (a) above.

         (d) A lawyer might intentionally or inadvertently share one client's confidential information with another.



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         Each party hereto consents to such multiple representations by the lawyers in the TransTexas Legal Department and waives the potential conflicts to the extent that the Rules permit such waiver; provided, however, that either party may revoke such waiver by giving written notice to the other party with a copy to the TransTexas Legal Department.

         Each party hereto acknowledges that, by paying the Services Fee (defined below), it may be deemed to be reimbursing TransTexas for compensation paid to lawyers of the TransTexas Legal Department. Each party hereto receiving legal services from members of the TransTexas Legal Department pursuant hereto hereby consents to the lawyers of the TransTexas Legal Department receiving compensation for such services from TransTexas.

                                       II.
                                  COMPENSATION

         2.1 Services Fees. In consideration of the Services to be provided by TransTexas pursuant to this Agreement, the Services Buyers shall pay to TransTexas, in cash, a fee in the amount of $2,000.00 per month (the "Services Fee").

         2.2 Reimbursable Expenses. In addition to the Services Fee provided for in Section 2.1 above, TransTexas shall be entitled to be reimbursed by each Services Buyer for expense items paid by TransTexas to third parties and directly attributable to Services provided to that Services Buyer.

         2.3 Allocation. The Services Buyers may allocate the obligation for payments under this Agreement at their discretion, provided no such allocation shall relieve any Services Buyer from liability to TransTexas to pay TransTexas for Services provided to such Services Buyer.

         2.4 Joint and Several Liability. The Services Buyers shall be jointly and severally liable for the Services Fee.

                                      III.
                                  MISCELLANEOUS

         3.1 Insurance Policies and Benefits Plans. The parties acknowledge that certain insurance policies of TNGC or TransAmerican include coverage for TransTexas, and that certain insurance policies of TransTexas include coverage for the Services Buyers. The parties hereto agree to use commercially reasonable efforts promptly to amend or replace such policies so that TransTexas is not insured under any Services Buyers' policy and no Service Buyer is insured under any TransTexas policy. TransTexas is currently included in TransAmerican's 401K plan. The parties agree to use commercially reasonable efforts promptly to create a new 401K plan in which only TransTexas employees will participate.

         3.2 Term. This Agreement shall become effective upon the date first noted above and shall continue in effect until (i) terminated, with respect to such party's rights and obligations


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hereunder, by any party hereto upon 30 days written notice to the other party or
(ii) September 30, 2001.

         3.3 Amendments. This Agreement may not be amended.

         3.4 Notice. All notices and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, shall be deemed to have been duly given when delivered in person or my mail or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the addressee at the address specified below:

         If to any of the Services Buyers:

                  c/o      TNGC Holdings Corporation
                           1300 North Sam Houston Parkway East
                           Suite 300
                           Houston, Texas 77032

         If to TransTexas:

                  c/o      TransTexas Gas Corporation
                           1300 North Sam Houston Parkway East
                           Suite 310
                           Houston, Texas 77032

         or such other address as either party may from time to time designate by like notice.

         3.5 Limitations on Assignment. No party to this Agreement shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, nothing herein shall prohibit TransTexas from hiring any subcontractors or agents to provide the Services; provided that such hiring shall not relieve TransTexas of any of its obligations hereunder.

         3.6 Governing Law. This Agreement shall be governed by the internal laws of the State of Texas without regard to principles of conflicts of law.

         3.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all of such counterparts together shall constitute one and the same instrument.

         3.8 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

         3.9 Headings. The section headings of this Agreement are only for the purpose of reference and shall not affect the meaning hereof.


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         3.10 Cancellation of Prior Services Agreements. Upon execution and delivery of this Agreement, any and all services agreements between TNGC or any of its affiliates and TransTexas which may be in effect immediately prior to such execution and delivery shall be deemed canceled and of no further force or effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                               TNGC HOLDINGS CORPORATION


                               By:
                                  ---------------------------------------------

                               TRANSTEXAS GAS CORPORATION


                               By:
                                  ---------------------------------------------




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